Exhibit 99.1

        ITEX Corporation Announces Settlement of Outstanding Lawsuits

    BELLEVUE, Wash., April 28 /PRNewswire-FirstCall/ -- ITEX Corporation,
(OTC Bulletin Board: ITEX) a leading business services and payment system company, today announced it has settled three lawsuits to which ITEX was a party. In the matter of former executives Lewis "Spike" Humer, Jr. and Melvin Kerr, the parties reached a mutually acceptable mediated settlement of claims with no admissions of wrongdoing by any of the parties. As part of the settlement, ITEX accepted the resignations of Mr. Humer and Mr. Kerr as executive officers, and the resignation of Mr. Humer as a director, all effective June 15, 2003. Terms of the settlement remain confidential.
    In the matter of former Chief Financial Officer, Daniella Calvitti, the parties reached a mediated settlement of all claims. As part of the settlement, ITEX accepted the resignation of Ms. Calvitti effective March 15, 2003. Terms of the settlement remain confidential.
    In an unrelated legal matter related to the opening of a broker office in Salt Lake City, ITEX settled with plaintiffs Graham Norris, Sr. and Zibco Corporation.
    An accrual charge for these litigation matters had been taken during the fourth quarter ended July 31, 2003.

    About ITEX:
    ITEX Corporation (www.itex.com) is a business services and payment system company processing over $170,000,000 a year in transactions between member businesses. ITEX assists its member to increase sales, open new markets and utilize the full business capacity of their enterprises by providing a private currency through the company's broker network.

SOURCE  ITEX Corporation
    -0-                             04/28/2004
    /CONTACT: Alan Zimmelman of ITEX, +1-425-463-4017, or alan@itex.com/ /Web site: http://www.itex.com /
    (ITEX)

CO:  ITEX Corporation; Zibco Corporation
ST:  Washington
IN:  FIN CPR OTC
SU:  LAW